Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

AVEO Announces Strategic Restructuring and Provides Third Quarter Financial Results

Refocused Resources Projected to Save $100 Million over Three Years

Progress Made toward Commercialization of Tivozanib

CAMBRIDGE, Mass., October 30, 2012 – AVEO Oncology (NASDAQ: AVEO) today announced a strategic restructuring designed to optimize resources and reduce expenses to ensure AVEO is well positioned for a successful launch of tivozanib in renal cell carcinoma (RCC) and continued development in other cancer types, while maintaining a focused research engine. In addition, AVEO reported consolidated financial results for the third quarter of 2012, updated its financial guidance and summarized recent developments.

“AVEO’s primary focus is on the approval and successful commercialization of tivozanib, which will drive the near term future of the company and will be our greatest opportunity for value creation,” said Tuan Ha-Ngoc, president and chief executive officer of AVEO. “AVEO’s drug discovery, translational research and Human Response Platform capabilities remain long-term core value drivers. We believe the cost savings resulting from the reduction in the scope of the R&D activities and associated resources outside of tivozanib position us well to successfully execute the planned launch of tivozanib, as well as make progress toward our goal of becoming a fully integrated oncology company.”

The company plans to explore further development of ficlatuzumab and certain discovery assets through external collaborations, including with academic partnerships and cooperative groups. The company plans to focus its Human Response Platform™ and discovery capabilities on supporting the clinical development of tivozanib, advancing biomarker identification and development across AVEO’s clinical stage programs, and developing novel, high potential programs.

AVEO’s strategic restructuring and projected cost savings are being achieved through a combination of reduced spending on early stage research programs and a reduction in force of approximately 45 positions, or 17% of AVEO’s workforce, as well as elimination of 30 open positions. This refocusing of resources and reduction of expenses is expected to provide AVEO approximately $100 million in cost savings over the next three years compared with prior projections, with approximately $37 million in 2013, and is expected to extend its cash runway through 2013.

Third Quarter 2012 Financial Results

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Total collaboration revenue for the third quarter of 2012 was approximately $1.0 million compared with $3.6 million for the third quarter of 2011. The decrease was due to revenue recognized in the third quarter of 2011 under AVEO’s collaboration agreement with OSI that did not recur during the third quarter of 2012.

•

Research and development (R&D) expense for the third quarter of 2012 was $21.1 million compared with $20.1 million for the third quarter of 2011. The increase in R&D expense was primarily due to an increase in personnel-related expenses, as well as an increase in facility costs related to our future headquarters, partially offset by a decrease in clinical trial costs.

•

General and administrative (G&A) expense for the third quarter of 2012 was $9.3 million compared with $6.6 million for the third quarter of 2011. The increase in G&A expense was primarily driven by an increase in personnel-related expenses, as well as an increase in expenses related to pre-commercialization activities for tivozanib.

•

Net loss for the third quarter of 2012 was $30.1 million, or basic and diluted net loss per share of $0.69, compared with net loss of $23.8 million, or basic and diluted net loss per share of $0.55, for the third quarter of 2011.

•	AVEO ended the third quarter of 2012 with cash, cash equivalents and marketable securities of $189.7 million.

Updated Financial Guidance

AVEO is updating its financial guidance that it expects to end 2012 with approximately $135 million in cash, cash equivalents and marketable securities. Based on its revised operating plan, AVEO anticipates that this capital is sufficient to fund its operations through 2013.

Key Recent Developments

•

Tivozanib NDA submitted: AVEO submitted a New Drug Application to the U.S. Food and Drug Administration seeking approval for tivozanib in patients with advanced RCC. The submission is based on results of the global Phase 3 TIVO-1 (TIvozanib Versus sOrafenib in 1st line advanced RCC) trial, in which tivozanib demonstrated a statistically significant improvement in progression-free survival versus sorafenib, an approved targeted agent, and a favorable tolerability profile.

•

Appointed vice president, sales: In preparation for the planned launch of tivozanib, AVEO has appointed Brad Bailey to the newly created position of vice president, sales, reporting to AVEO’s chief commercial officer. Mr. Bailey brings more than two decades of pharmaceutical and medical device industry leadership in field sales, operations, account management and reimbursement. Mr. Bailey’s experience includes serving as vice president of oncology sales and account management at Pfizer, where he led the launch of Sutent® in RCC and gastrointestinal stromal tumors. He joins the company from UCB Biopharma where he served as senior director, immunology business unit and directed the company’s national sales organization in the marketing of Cimzia® for the treatment of rheumatoid arthritis and Crohn’s disease.

•

New tivozanib clinical data presented at ESMO: New TIVO-1 data demonstrating the safety and tolerability profile of tivozanib versus sorafenib in the first-line setting for patients with RCC were presented at the ESMO 2012 Congress (European Society for Medical Oncology). Results showed that patients treated with tivozanib experienced fewer ≥Grade 3 drug-related adverse events (36.3% in tivozanib arm vs. 51.0% in sorafenib arm). ≥Grade 3 hypertension, an established on-target effect of angiogenesis inhibitors, was more common in the tivozanib group (23.6% vs. 15.2%) and ≥Grade 3 hand-foot syndrome (1.9% vs. 16.7%), diarrhea (1.9% vs. 5.8%) and lipase elevation (0.8% vs. 5.8%) were more common in the sorafenib group. Further, patients treated with tivozanib required fewer dose reductions (11.6% vs. 42.8%, p<0.001) and interruptions (17.8% vs. 35.4%, p<0.001) than those on sorafenib.

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First patient enrolled in TAURUS patient preference study: AVEO and Astellas began enrolling patients in the TAURUS (TivozAnib Use veRsUs Sunitinib in advanced renal cell carcinoma) patient preference study. The primary objective of the study is to compare patient preference for tivozanib or sunitinib.

Upcoming Activities

AVEO expects to present at the following investor conferences:

•	Lazard Capital Markets 9th Annual Healthcare Conference, November 13-14, 2012 in New York

•	dbAccess BioFEST, December 3-4, 2012 in Boston

•	31st Annual J.P. Morgan Healthcare Conference, January 7-10, 2013 in San Francisco

AVEO expects to have a presence at the following oncology medical meeting:

•	San Antonio Breast Cancer Symposium (SABCS), December 4-8, 2012 in San Antonio

Today’s Conference Call and Webcast Reminder

The AVEO management team will host a conference call at 10:00 a.m. (ET) today. The call can be accessed by dialing 1-866-788-0543 (domestic) or 1-857-350-1681 (international) five minutes prior to the start of the call and providing the passcode 81107349. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 32906283. The replay will be available for two weeks from the date of the call.

The listen-only webcast of the conference call can also be accessed by visiting the investors section of the AVEO website at investor.aveooncology.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About AVEO

AVEO Oncology (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. AVEO’s proprietary Human Response PlatformTM provides the company unique insights into cancer biology and is being leveraged in the discovery and clinical development of its cancer therapeutics. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the planned launch and commercialization of tivozanib; AVEO’s planned transformation into an integrated oncology company, including its ability to deliver therapies to cancer patients in the future; AVEO’s plans to develop ficlatuzumab and certain discovery assets through external collaborations; AVEO’s plans to utilize its Human Response Platform™ to support development of tivozanib, advance biomarker identification and develop selected, novel programs; the expected benefits of its strategic restructuring, including expected cost savings provided by the restructuring; anticipated near and long term drivers of value; and AVEO’s estimates for its 2012 year-end cash balance and its estimate with respect to the availability of cash through 2013 to fund its operating plans. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: whether the results of AVEO’s Phase 3 TIVO-1 (TIvozanib Versus sOrafenib in 1st line advanced RCC) trial are sufficient to obtain marketing approval for tivozanib in the U.S. and abroad, which turns on the ability of AVEO to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities the safety and efficacy of tivozanib based upon the findings of TIVO-1, including its data with respect to progression-free survival, the rate of adverse events, overall survival and other information that the FDA may determine to be relevant to approvability; AVEO’s ability to demonstrate in subsequent trials any safety and efficacy it demonstrated in earlier trials of tivozanib; ongoing regulatory requirements with respect to the approval of tivozanib, including the risk that the FDA or any comparable foreign regulatory agency could require additional positive clinical trials as the basis for product approval; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; unplanned operating expenses; AVEO’s ability to raise substantial additional funds to achieve its goals; adverse general economic and industry conditions; competitive factors; AVEO’s ability to successfully implement its strategic plans, including the planned cost savings for its restructuring; AVEO’s ability to maintain its collaboration with Astellas; AVEO’s and Astellas’ ability to successfully launch and commercialize tivozanib if and when it may be approved for commercialization by the FDA and/or foreign regulatory authorities; and those risks discussed in the section titled “Risk Factors” and elsewhere in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Sutent® and Cimzia® are registered trademarks of Pfizer Inc. and UCB, Inc., respectively.

Investor Contact:	Media Contact:
Monique Allaire, AVEO Oncology	Rob Kloppenburg, AVEO Oncology
(617) 299-5810	(617) 930-5595
or
Dan Budwick, Pure Communications
(973) 271-6085

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value amounts)

(unaudited)

	September 30,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$114,103	$43,506
Marketable securities	75,589	177,622
Accounts receivable	9,298	7,210
Prepaid expenses and other current assets	7,770	6,057

Total current assets	$206,760	234,395

Marketable securities	—	54,312
Property and equipment, net	7,862	5,471
Other assets	308	121
Restricted cash	3,600	751

Total assets	$218,530	$295,050

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,259	$8,904
Accrued expenses	18,358	14,289
Loans payable, net of discount	4,334	8,551
Deferred revenue	1,294	1,294
Other liabilities	—	1,249
Deferred rent	421	322

Total current liabilities	34,666	34,609

Loans payable, net of current portion and discount	21,624	15,619
Deferred revenue, net of current portion	18,714	19,684
Deferred rent, net of current portion	4,096	359
Other liabilities	1,238	1,238

Stockholders’ equity:
Preferred Stock, $.001 par value: 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.001 par value: 100,000 shares authorized; 43,735 and 43,254 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	44	43
Additional paid-in capital	436,937	429,531
Accumulated other comprehensive loss	(9)	(167)
Accumulated deficit	(298,780)	(205,866)

Total stockholders’ equity	138,192	223,541

Total liabilities and stockholders’ equity	$218,530	$295,050

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Collaboration revenue	$1,018	$3,585	$3,755	$163,753

Operating expenses:
Research and development	21,099	20,098	67,325	83,193
General and administrative	9,300	6,582	27,469	22,181

	30,399	26,680	94,794	105,374

Income (loss) from operations	(29,381)	(23,095)	(91,039)	58,379

Other income and expense:
Other income, net	46	62	279	17
Interest expense	(888)	(953)	(2,613)	(2,911)
Interest income	101	168	459	332

Other expense, net	(741)	(723)	(1,875)	(2,562)

Net income (loss)	(30,122)	$(23,818)	(92,914)	$55,817

Basic net income (loss) per share
Net income (loss)	$(0.69)	$(0.55)	$(2.14)	$1.45

Weighted average number of common shares outstanding	43,430	43,017	43,336	38,575

Diluted net income (loss) per share
Net income (loss)	$(0.69)	$(0.55)	$(2.14)	$1.38

Weighted average number of common shares and dilutive common share equivalents outstanding	43,430	43,017	43,336	40,377